Exhibit 5
Sterling Construction Company, Inc.
20810 Fernbush Lane
Houston, Texas 77073

Roger M. Barzun
Senior Vice President
General Counsel

June 2, 2014

Sterling Construction Company, Inc.
20810 Fernbush Lane
Houston, Texas 77073

Dear Sir/Madam:

I am General Counsel of Sterling Construction Company, Inc. (the "Company.")  In that capacity, this opinion is delivered to you in connection with the registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on June 2, 2014 on behalf of the Company under the Securities Act of 1933 (the "Securities Act") relating to 900,000 additional shares of the common stock, $0.01 par value per share (the "Common Stock") of the Company proposed to be issued and sold under the Company's Stock Incentive Plan (the "Plan.")

I am familiar with the Company's Certificate of Incorporation, its by-laws and its corporate minute book as well as the Registration Statement.  I have also examined such other documents, records, certificates and made such further investigation as I have deemed necessary for the purposes of this opinion.

Based upon the foregoing and such legal considerations as I deem relevant, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that (a) following the due authorization of a particular award by the Board of Directors of the Company or a duly constituted and acting committee of the Board of Directors of the Company, as provided in and in accordance with the Plan and laws applicable thereto, the shares of Common Stock issuable by the Company pursuant to such award will have been duly authorized; and (b) upon issuance and delivery of the shares of Common Stock from time to time pursuant to the terms of an award, and upon receipt by the Company of lawful consideration under Delaware law in accordance with the terms of the Plan, and otherwise in accordance with the terms and conditions of the award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith, and any requisite determinations by, or pursuant to, the authority of the Board of Directors or a duly constituted and acting committee thereof as provided therein, and, in the case of stock options, the exercise thereof and payment for the shares of Common Stock as provided therein, the shares of Common Stock will be validly issued, fully paid and non-assessable.

I express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).  For purposes of this opinion, I assume that the shares of Common Stock will be issued in compliance with all applicable state securities or blue sky laws.

I understand that this opinion is to be used in connection with the Registration Statement, and accordingly, I consent to the filing of this opinion as an exhibit to the Registration Statement.  I further consent to the reference to me in Item 5, "Interests of Named Experts and Counsel" of Part II of the Registration Statement  In giving this consent, I do not  admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Roger M. Barzun